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                                                                     EXHIBIT 5.2

              [SCHMIEDESKAMP, ROBERTSON, NEU & MITCHELL LETTERHEAD]

September 13, 2004


Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301

Ladies and Gentlemen:

         We are acting as special Illinois counsel for Titan International, Inc., an Illinois corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the registration for resale under the Securities Act of 1933 (the "Act") of $115,000,000 aggregate principal amount of the Company's 5 1/4% Senior Convertible Notes due 2009 (the "Notes") and the shares (the "Shares") of Common Stock, no par value of the Company, issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated July 26, 2004 (the "Indenture"), among the Company and U.S. Bank National Association, as trustee.

         In connection with this opinion, we have reviewed the Indenture and such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion. As to various issues of fact, we have relied upon the representations and warranties of the Company contained in the Indenture and upon statements and a certificate of officers of the Company, without independent verification or investigation. For purposes of the opinion on good standing of the Company, we have relied solely upon a good standing certificate of the Secretary of State of the State of Illinois dated July 16, 2004.

1. The Company was a corporation, validly existing and in good standing under the laws of the State of Illinois on July 26, 2004; and

2. The execution and delivery of the Indenture and the Notes on July 26, 2004 by the Company was duly authorized by all necessary corporate action on the part of the Company.

         We express no opinion herein other than as to the corporate laws of the State of Illinois.

         We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement filed by the Company to register the resale of the Notes and the Common Stock under the Act and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         A copy of this opinion may be delivered to Bodman LLP in connection with its opinion filed as Exhibit 5.1 to the Registration Statement and Bodman LLP may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.

                                    Very truly yours,


                                    SCHMIEDESKAMP, ROBERTSON, NEU & MITCHELL

                                    By: /s/ William M. McCleery, Jr.



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